Exhibit 99.1

               Annapolis Bancorp Reports Stable Earnings for 2006

     ANNAPOLIS, Md.--(BUSINESS WIRE)--Feb. 7, 2007--Despite contraction in its net interest margin and a sharp reduction in mortgage banking fee income, Annapolis Bancorp, Inc. (NASDAQ: ANNB), parent company of BankAnnapolis, today reported a modest earnings decline of only 1% for the year ended December 31, 2006.

     Net income for 2006 totaled $2.95 million ($0.72 per basic and $0.70 per diluted share), down from $2.98 million ($0.73 per basic and $0.71 per diluted share) in 2005. "A flattened yield curve and a slowdown in the local real estate market posed significant challenges in 2006," said Chairman and CEO Richard M. Lerner. "Under these difficult operating conditions, we are pleased that the Company managed to post earnings commensurate with last year."

     For the three months ended December 31, 2006, the Company recorded net income of $827,000 ($0.20 per basic and diluted share), an 18.2% decrease from net income of $1.01 million ($0.25 per basic and $0.24 per diluted share) in the fourth quarter of 2005. Results for the comparable quarter in 2005 included a $201,000 one-time gain associated with the prepayment of a $10 million Federal Home Loan Bank advance. Excluding that non-recurring event and a similar one-time gain of $23,000 in the quarter just ended, net income would have declined by only 7.8% in the fourth quarter of 2006 compared to the same period in 2005.

     In May of 2006, the Company completed construction and opened its new state-of-the-art branch facility on Kent Island in Queen Anne's County. Depreciation and other costs related to operation of the new building added approximately $58,000 to the Company's noninterest expense for 2006.

     Deposits at the branch, which had been flat for a number of years prior to the opening of the new facility, grew by $9.1 million or 35% in 2006. "Kent Island is a market that is poised for expansion," said Lerner, "and the deposit growth we experienced in 2006 confirms our decision to reinvest in that community."

     In August, BankAnnapolis opened a branch in the historic Market House at City Dock, the Company's first foray into downtown Annapolis and its first new branch since 2003. By year-end, deposits in the Market House branch had grown to $2.1 million. Total operating expenses for the branch amounted to $141,000 in 2006.

     The combination of stable earnings and continued growth in the Company's asset and equity bases caused Annapolis Bancorp's return on average assets for 2006 to dip to 0.93% from 0.97% in 2005, while its return on average equity declined to 13.21% from 15.04%. The efficiency ratio rose to 65.58% in 2006 from 63.02% in 2005.

     Total assets grew to $351.9 million at year-end 2006, a 15.4% increase over total assets of $304.9 million at December 31, 2005. Total gross loans ended the year up $17.2 million or 8.4% from year-end 2005 levels. Real estate loans accounted for practically all of the growth, with commercial mortgage balances rising by $5.5 million or 9.9% and residential mortgages increasing by $14.7 million or 22.6%. "Higher conventional mortgage rates generated more demand for the Bank's ARM and other niche portfolio products," Lerner explained.

     Asset growth was funded by increases in money market accounts (up $13.9 million or 24.3%), certificates of deposit (up $9.6 million or 11.2%), NOW accounts (up $5.6 million or 14.7%), and repurchase agreement balances (up $4.7 million or 36.2%), as well as $15.0 million in net new advances from the Federal Home Loan Bank. In all, total deposits rose by $24.3 million or 9.7% and total borrowings increased by $19.7 million or 59.7%.

     At year-end 2006, total stockholders' equity amounted to $24.1 million, up 14.7% from $21.0 million at December 31, 2005. Book value per share at December 31, 2006 was $5.88.

     The Bank's credit quality metrics remained strong in 2006. After net charge-offs of $48,000 and a $12,000 provision for credit losses, the allowance for credit losses at year-end stood at $1,976,000 (0.89% of total gross loans) compared to $2,012,000 (0.98% of total gross loans) at December 31, 2005. "Based on our analysis, which is consistent with recent regulatory guidance, we believe that our reserves adequately and appropriately reflect the inherent risk of loss in our loan portfolio," said Lerner.

     At year-end 2006, nonperforming assets dropped to $1,077,000 (0.49% of total gross loans) from $2,007,000 (0.98% of total gross loans) at December 31, 2005, a 46.3% decline. The allowance for credit losses provided 183% coverage of nonperforming assets at December 31, 2006.

     Average interest-earning assets increased in 2006 by 4.1% to $298.6 million from $286.7 million in 2005, and the overall yield on those assets improved to 6.65% from 5.97%. As a result, total interest income improved by $2.7 million or 16.0% compared to 2005.

     Total interest expense in 2006 increased by $2.4 million or 42.6% as average interest-bearing liabilities grew by $9.6 million or 4.0% and the cost of deposits and other borrowed funds rose to 3.18% from 2.32% in 2005. The Company's overall cost of funds increased to 2.72% in 2006 from 1.97% in 2005.

     The net interest margin contracted steadily throughout 2006 from 4.20% in the first quarter to 3.66% in the fourth. Overall, the net interest margin for the year dipped to 3.96% from 4.00% in 2005. "As long as the yield curve remains flat, our net interest margin will be subject to immense pressure which is only compounded by softened loan demand and intense competition for local deposits," Lerner said.

     Noninterest income declined by $360,000 or 16.3% in 2006. Excluding non-recurring gains realized on the prepayment of Federal Home Loan Bank debt in each of the past two years, noninterest income in 2006 would have decreased by $182,000 or 9.1% when compared to the prior year. Fees earned on brokered mortgage loans fell by $163,000 or 49.5% as mortgage rates remained high relative to recent years and the local real estate market performed sluggishly throughout most of 2006.

     Noninterest expense in 2006 rose by $337,000 or 3.9% compared to 2005. Compensation expense increased by $323,000 or 6.7%, and occupancy costs mounted as the Company opened a new branch in downtown Annapolis and began to depreciate the newly completed building on Kent Island. Data processing costs fell by $91,000 or 10.1% as the Bank negotiated improved pricing with its principal data processing service provider.

     BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals through seven community banking offices located in Anne Arundel and Queen Anne's Counties in Maryland. The bank's headquarters building and main branch are located at 1000 Bestgate Road, directly across from the Annapolis Mall.

     Certain statements contained in this release, including without limitation, statements containing the words "believes," "plans," "expects," "anticipates," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.


               Annapolis Bancorp, Inc. and Subsidiaries
                     Consolidated Balance Sheets
            as of December 31, 2006 and December 31, 2005
                                ($000)

                                             (Unaudited)   (Audited)
                                             December 31, December 31,
                                                 2006         2005
                                             ------------ ------------
Assets
  Cash and due                               $     5,705  $     9,603
  Federal funds sold                              30,367        3,400
  Investments                                     79,657       73,902
  Loans, net of allowance                        219,794      202,568
  Acc int rec                                      1,660        1,423
  Def inc taxes                                    1,201        1,128
  Premises and equip                               9,173        8,550
  Investment in BOLI                               3,775        3,638
  Other assets                                       529          704
                                             ------------ ------------
    Total Assets                             $   351,861  $   304,916
                                             ============ ============

Liabilities and Stockholders' Equity
  Deposits
  Noninterest bearing                        $    42,218  $    43,448
  Interest bearing                               231,957      206,501
                                             ------------ ------------
    Total deposits                               274,175      249,949
  Sec under agree to repurchase                   17,734       12,986
  Other borrowed funds                            30,000       15,000
  Junior subordinated debentures                   5,000        5,000
  Acc int & acc exp                                  831        1,022
                                             ------------ ------------
    Total Liabilities                            327,740      283,957

Stockholders' Equity
  Common stock                                        41           41
  Paid in capital                                 13,309       13,171
  Retained Earnings                               11,809        8,858
  Comprehensive loss                              (1,038)      (1,111)
                                             ------------ ------------
    Total Equity                                  24,121       20,959

                                             ------------ ------------
    Total Liabilities and Equity             $   351,861  $   304,916
                                             ============ ============


               Annapolis Bancorp, Inc. and Subsidiaries
                  Consolidated Statements of Income
 for the Three and Twelve Month Periods Ended December 31, 2006 and
                                 2005
                             (Unaudited)
                (In thousands, except per share data)

                        For the Three Months   For the Twelve Months
                          Ended December 31,      Ended December 31,
                       ----------------------- -----------------------
                          2006        2005        2006        2005
                       ----------- ----------- ----------- -----------

Interest Income
  Loans                $    4,187  $    3,593  $   16,009  $   14,086
  Investments                 869         749       3,129       2,446
  Federal funds sold          306         156         708         572
                       ----------- ----------- ----------- -----------
    Total int inc           5,362       4,498      19,846      17,104
                       ----------- ----------- ----------- -----------

Interest expense
  Deposits                  1,827       1,218       6,256       4,222
  Sec sold under agree
   to repurch                 145          91         522         290
  Borrowed funds              265         165         838         794
  Junior debentures           109          91         418         327
                       ----------- ----------- ----------- -----------
    Total int exp           2,346       1,565       8,034       5,633
                       ----------- ----------- ----------- -----------
      Net int inc           3,016       2,933      11,812      11,471

  Provision for credit
   losses                       -         149          12         442
                       ----------- ----------- ----------- -----------

  Net int inc after
   prov                     3,016       2,784      11,800      11,029
                       ----------- ----------- ----------- -----------

NonInterest Income
  Service charges             294         297       1,176       1,207
  Mortgage banking             42          74         166         329
  Other fee income            158         325         531         674
  Loss on sale of
   securities                   -           -         (23)          -
                       ----------- ----------- ----------- -----------
    Total nonint inc          494         696       1,850       2,210
                       ----------- ----------- ----------- -----------

NonInterest Expense
  Personnel                 1,272       1,026       5,130       4,807
  Occ and equip               303         269       1,160       1,105
  Data processing exp         189         232         812         903
  Marketing exp               108         109         448         398
  Other operating exp         343         338       1,409       1,409
                       ----------- ----------- ----------- -----------
    Total Nonint Exp        2,215       1,974       8,959       8,622
                       ----------- ----------- ----------- -----------

Income before taxes         1,295       1,506       4,691       4,617
Income tax expense            468         495       1,740       1,636
                       ----------------------- ----------- -----------
Net income             $      827  $    1,011  $    2,951  $    2,981
                       ======================= =========== ===========


Basic EPS              $     0.20  $     0.25  $     0.72  $     0.73
                       =========== =========== =========== ===========
Diluted EPS            $     0.20  $     0.24  $     0.70  $     0.71
                       =========== =========== =========== ===========
Book value per share   $     5.88  $     5.15  $     5.88  $     5.15
                       =========== =========== =========== ===========
Avg fully diluted
 shares                 4,226,178   4,188,859   4,213,103   4,186,754
                       =========== =========== =========== ===========


               Annapolis Bancorp, Inc. and Subsidiaries
           Financial Ratios and Average Balance Highlights
                            (In thousands)

                        For the Three Months   For the Twelve Months
                          Ended December 31,      Ended December 31,
                       ----------------------- -----------------------
                          2006        2005        2006        2005
                       ----------- ----------- ----------- -----------
                       (Unaudited) (Unaudited) (Unaudited) (Unaudited)

Performance Ratios
 (annualized)
  Return on average
   assets                    0.98%       1.29%       0.93%       0.97%
  Return on average
   equity                   13.78%      19.41%      13.21%      15.04%
  Average equity to
   average assets            7.09%       6.69%       6.96%       6.46%
  Net interest margin        3.66%       4.04%       3.96%       4.00%
  Efficiency ratio          63.11%      54.40%      65.58%      63.02%

Other Ratios
  Allow for credit
   losses to loans           0.89%       0.98%       0.89%       0.98%
  Nonperforming to
   gross loans               0.49%       0.98%       0.49%       0.98%
  Net charge-offs to
   avg loans                 0.02%       0.07%       0.02%       0.13%
  Tier 1 capital ratio       12.7%       12.3%       12.7%       12.3%
  Total capital ratio        13.6%       13.2%       13.6%       13.2%

Average Balances
  Assets                  336,898     309,106     318,622     306,691
  Earning assets          327,351     288,141     298,561     286,726
  Loans, gross            218,105     201,205     213,640     208,280
  Interest Bearing
   Liabilities            280,570     243,495     252,546     242,909
  Stockholders' Equity     23,901      20,672      22,190      19,820


     CONTACT: Annapolis Bancorp, Inc.
              Richard M. Lerner, 410-224-4455